Exhibit 10.2

AGREEMENT BETWEEN ORCHESTRA MEDICAL VENTURE, LLC AND CORBUS PHARMACEUTICALS HOLDINGS, INC.

THIS AGREEMENT is made as of this 21st day of March 2014, by and among Orchestra Medical Ventures, LLC., a Delaware limited liability company (“Orchestra”) and Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (“Corbus”).

WHEREAS, Orchestra is a healthcare investment management firm capable of providing consulting and advisory services to Corbus.

WHEREAS, Corbus will be merging with JB Pharmaceuticals, Inc. (the “Merger”), a biopharmaceutical company developing a novel CB2 agonist called ResunabTM for the treatment of inflammatory diseases such as Cystic Fibrosis and Scleroderma.

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Term & Obligations The term of this agreement shall be for twelve (12) months from the date of the Merger. This Agreement may be extended by mutual agreement of the parties. During the term of this Agreement, Orchestra shall provide a variety of consulting and advisory services to Corbus relating principally to identifying and evaluating strategic relationships, licensing opportunities, and business strategies.

3.          Consideration, Fees and Expenses to Consultants During the term of the Agreement, Corbus shall compensate Orchestra at the rate of $5,000 per month, payable quarterly in advance.

4.           Independent Contractor Status The parties intend for the relationship between Corbus and Orchestra to be that of an independent contractor. Orchestra shall be responsible for all income and other taxes imposed on Orchestra under applicable law by reason of any of the payments made by Corbus and its affiliates pursuant to this Agreement.

5.           Confidential Information

i)	Company Information. At all times during the term of this Agreement and thereafter, Orchestra shall hold in strictest confidence, and not use, except for the benefit of Corbus and its affiliates, or disclose to any person, firm or corporation without written authorization of the Board of Directors of the Corbus, any Confidential Information of Corbus or its affiliates. “Confidential Information” means any proprietary information, technical data, trade secrets or know-how of Corbus and its affiliates, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Orchestra by Corbus or its affiliates either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Orchestra or of others who were under confidentiality obligations as to the item or items involved.

ii)	Consultant’s Information. At all times during the term of this Agreement and thereafter, Corbus and its other consultants, directors, investors, shall hold in strictest confidence, and not use, or disclose to any person, firm or corporation without written authorization of Orchestra any Confidential Information of Orchestra. Thus, “Confidential Information” also means any proprietary information, technical data, trade secrets or know-how of Orchestra, including, but not limited to, research, product plans, products, services, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, disclosed to Corbus and its other consultants, directors, investors, by Orchestra either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Company or of others who were under confidentiality obligations as to the item or items involved.

6.           Separability of Terms Each obligation and consideration in this agreement is separately enforceable and the parties’ requirements to perform these obligations are separate and independent. In the event any provision, paragraph or clause either lapses in its terms or becomes unenforceable for any reason all remaining provisions, paragraphs or clauses shall remain in full force and effect.

7.           Notices All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, address as follows:

If to Orchestra, to:

David Hochman
Managing Partner
Orchestra Medical Ventures, LLC
152 West 57th Street, Suite 4A
New York, NY 10019
E-mail: dhochman@orchestramv.com
Telephone: 646-367-5905

or at such other address at which the Company may from time to time maintain its principal executive offices.

If to Corbus, at:

Yuval Cohen, PhD
Corbus Pharmaceuticals, Inc.
One Kendall Square, Bldg 200
Cambridge, MA 02139

or at such other address at which the Company may from time to time maintain its principal executive offices.

All such notices and communications shall be effective, if by telefax, when confirmed by telephone, or if sent by nationally recognized overnight courier service, one business day after delivery to such courier service marked for overnight delivery, or, if mailed, when received, or if e-mailed upon confirmation of receipt.

9.           Applicable Law This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to or application of any conflicts of laws principles.

10.         Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

So Accepted and Agreed:

ORCHESTRA MEDICAL VENTURES, LLC

By:
David Hochman, Managing Partner

CORBUS PHARMACEUTICALS HOLDINGS, INC

By:
John Brancaccio, Treasurer